EXECUTION VERSION

Exhibit 99.1

Mogul Energy International, Inc. Announces the Appointment of Mr. Henry Kloepper as a Director

SEATTLE, WA--(Marketwire - 02/24/10) - Mogul Energy International, Inc. (OTC.BB:MGUY - News) (Frankfurt:BKX - News) announced it has appointed as a director, Mr. Henry J. Kloepper effective February 22, 2010. Mr. Kloepper's appointment fills the vacancy created by the earlier resignation of Mr. Ernie Pratte on October 5, 2009. Mr. Kloepper has been involved in investment banking and structured finance over a thirty year career. He brings a well-rounded knowledge of the financial markets and strategic growth and investments.

In the past Mr. Kloepper has worked in senior executive positions with J.P. Morgan, Citibank Canada, North American Trust (now Laurentian Bank) and Security Pacific Bank (now Bank of America) in Canada, the US and in Europe.

Mr. Kloepper is a director and consultant to companies in the resource sector and airline industry. His responsibilities have varied from being an audit committee member to being the president & CEO of a company in the food and beverage industry.